EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         AGREEMENT  dated as of September  8, 1997,  between  UNISON  HEALTHCARE
CORPORATION,   a  Delaware  corporation  ("Unison"),  and  MICHAEL  A.  JEFFRIES
("Jeffries").

         Unison wishes to employ Jeffries and Jeffries wishes to be employed by Unison, in each case, pursuant to the terms and subject to the conditions hereof.

         Accordingly, the parties hereto hereby agree as follows:

         1. EMPLOYMENT AND DUTIES. Unison hereby employs Jeffries as its President and Chief Executive Officer, and Jeffries hereby accepts such employment. In addition Unison shall, at the next regular or special meeting of its Board of Directors (the "Board") held after the date hereof, cause Jeffries to be elected a Class II director with a term expiring in 1999 to fill the vacancy created by the resignation of Jerry M. Walker from the Board. Jeffries, who shall devote all his business time and attention to the business of Unison, shall have general responsibility for the management of Unison subject to the direction and control of the Board.

         2. TERM. The term of this Agreement shall commence on the date hereof and continue until August 31, 2000.

         3. COMPENSATION. (a) Base Salary. Unison shall pay Jeffries a salary, before deducting all applicable withholdings, at the annual rate of $315,000, payable in accordance with Unison's standard executive payroll policies as in effect from time to time. Unison shall consider increases in the annual rate of such salary to be effective on September 1 of each year commencing September 1, 1998.

         (b) Incentive Bonus. The Board's compensation committee shall design and present to the Board for review, adjustment and adoption an incentive compensation program for key employees. Such program will include cash and stock option incentives and will provide for participation by Jeffries. The program shall, as it relates to cash compensation, provide that Jeffries shall be entitled to receive a cash bonus in respect of any fiscal year, commencing with the fiscal year ending December 31, 1998, for which Unison achieves net income

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before income taxes of at least 90% of budgeted net income before taxes for such fiscal year. Such bonus shall be in an amount, expressed as a percentage of Jeffries' then annual base salary, equal to:

      50% if net income before income taxes is greater than 100% of budget

      40% if net income before income taxes is greater than or equal to 95% but less than or equal to 100% of budget

      30% if net income before income taxes is greater than or equal to 90% but less than 95% of budget

Any such bonus shall be payable as soon as practicable following the end of the fiscal year, but in no event earlier than the date that follows by 30 days the filing of Unison's annual report on Form 10-K for such year.

         (c) Stock Options. Jeffries shall be granted as of the date hereof options to acquire 320,000 shares of the Common Stock of Unison. Such options, which shall be in addition to and not in lieu of any options as would otherwise be granted to Jeffries under any compensation program referred to in Section 3(b), shall vest as follows:

            128,000 shares       September 7, 1998
             96,000 shares       September 7, 1999
             96,000 shares       September 7, 2000

or, if earlier, on the date of any Change of Control (as defined in Section 6(b)) occurring after the first year of the term hereof and shall otherwise be subject to Unison's standard terms of grant; provided, however, that if such Change of Control should occur after the first year of the term hereof but prior to September 7, 1999, only 160,000 of such shares shall be deemed to have vested; and provided, further, however, that nothing in this Section 3(c) shall be deemed to extend the term of this Agreement as provided in Section 2.

         4A. EXPENSES. (a) INTERIM LIVING EXPENSES. Unison acknowledges that for a period commencing on the date hereof and continuing until Jeffries and his family occupy their new home in the Scottsdale, Arizona, area, but not later than November 30, 1997 (the "Interim Period"), they will be occupying temporary quarters in the Scottsdale area while listing their two homes in New Mexico for sale. Accordingly, Jeffries shall be entitled to be reimbursed by Unison for all

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reasonable expenses incurred by him during the Interim Period in connection with his family's occupancy of the temporary quarters.

         (b)  MOVING   EXPENSES.   Unison  shall,   upon  receipt  of  customary
documentation,   reimburse  Jeffries  for  the  reasonable  costs  of  Jeffries'
relocation of his principal residence to the Scottsdale area, provided such relocation occurs no later than the end of the interim period. Such costs shall include (i) brokerage and closing costs, for example, escrow charges and title insurance premium, payable by Jeffries in connection with the sale of his New Mexico residences, (ii) moving company charges and (iii) applicable federal and state income taxes for which he becomes liable as a result of reimbursement of the items referred to in clause (i) above and by operation of this clause (iii).

         Jeffries shall, if he should voluntarily terminate his employment hereunder, remit to Unison, in cash, within 30 days of termination, an amount equal to (x) 100% of the amount reimbursed by Unison pursuant to the first paragraph of this Section 4A(b) if such termination occurs in the first year of the term hereof or (y) 50% of such reimbursed amount if such termination occurs in the second year of the term hereof.

         (c) OTHER REIMBURSABLE EXPENSES. Unison shall also, upon receipt of customary documentation, reimburse Jeffries for his reasonable travel and lodging (outside the Scottsdale area) and other ordinary and necessary business expenses consistent with Unison's expense reimbursement policies as in effect from time to time.

         4B. BENEFITS. Unison shall provide Jeffries and his dependents with health, medical and life insurance, and make payments for Jeffries' account to such retirement plan or plans as it may from time to time adopt, in each case, in a manner consistent with its treatment from time to time of other senior executive officers.

         5. VACATION, ETC.. Jeffries shall be entitled to vacation with pay in accordance with Unison's vacation policy as in effect from time to time and to such paid holidays as Unison may approve for its executive personnel. Jeffries hereby waives, to the maximum extent permitted by applicable law, his right to be paid at such time as his employment by Unison should terminate for unutilized vacation or personal days.

         6. TERMINATION. The Board may terminate Jeffries' employment hereunder prior to the expiration of the term hereof in the manner provided in either

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Section 6(a) or Section 6(b). Jeffries may terminate his employment hereunder at any time effective upon Unison's receipt of at least 30 days' advance notice to such effect.

         (a) FOR CAUSE. Unison may terminate this Agreement for cause upon notice to Jeffries stating the facts constituting such cause, provided that Jeffries shall have 30 days following such notice to cure any conduct or act, if curable, alleged to provide grounds for termination for cause hereunder. Cause shall include material neglect of duties, willful failure to abide by legal and ethical instructions or policies from or set in good faith by the Board, commission of a felony or serious misdemeanor offense or pleading guilty or NOLO CONTENDERE to same, the commission by Jeffries of an act of dishonesty or moral turpitude involving Unison, Jeffries' breach of this Agreement in any material respect, the filing of bankruptcy proceedings by or against Jeffries or breach by Jeffries of any other material obligation to Unison.

         (b) WITHOUT CAUSE. Unison may terminate this Agreement at any time immediately, without cause, effective upon Jeffries's receipt of notice to such effect. Upon termination under this Section 6(b), Unison shall pay to Jeffries:
(i) forthwith, the base salary due him through the date of termination, (ii) in equal semimonthly installments over the following six or 12 months, as the case may be, an amount equal to his then base salary for six months, if termination occurs within the first year of the term hereof, or one year, if termination occurs after the first year of the term hereof, and (iii) within 90 days following the end of the fiscal year in which termination occurs, a bonus in an amount determined in the manner described in Section 3(b) (except, if termination occurs prior to the end of a fiscal year, prorated for the period during which Jeffries was employed hereunder), in each case, less applicable withholdings.

         The provisions of this Section 6(b) shall also apply if Jeffries' employment with Unison is terminated, for any reason or for no reason, after a Change in Control. The provisions of this Section 6(b) shall not apply, however, if, absent a Change of Control, Jeffries elects to terminate his employment hereunder as contemplated by the second sentence of Section 6 or should die or become disabled.

         A Change of Control shall be deemed to have occurred if (i) a merger or consolidation of Unison with any other corporation results in effective control of Unison becoming vested in a corporation which is not under the control of

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Unison's Board as constituted  immediately prior to effectiveness of such merger or consolidation, (ii) a complete or partial liquidation of Unison is completed or (iii) all or substantially all of Unison's assets are sold or otherwise disposed of and (iv) for purposes only of the provisions of Section 3(b) dealing with accelerated vesting of stock options, Jeffries is not offered continued
employment   in  a   senior   executive   capacity   with   equivalent   duties,
responsibilities and authority.

         (c) DISABILITY. If during the term of this Agreement, Jeffries fails to perform his duties hereunder because of illness or other incapacity for a period of three consecutive months, Unison shall have the right to terminate this Agreement without further obligation hereunder except for any bonus amount payable in accordance with this Section 6(c) and any amounts payable pursuant to disability plans generally applicable to executive employees. Within 90 days after the end of the fiscal year in which termination pursuant to this Section 6(c) occurs, Jeffries shall be entitled to receive a bonus payment as provided in Section 6(b).

         (d) DEATH. If Jeffries dies during the term of this Agreement, this Agreement shall terminate immediately, and Jeffries' legal representative shall be entitled to receive the base salary due Jeffries for 60 days following death as well as any other death benefits generally applicable to executive employees. In addition, within 90 days after the end of the fiscal year in which Jeffries' death should occur, Jeffries' legal representative shall also be entitled to receive a bonus payment as provided in Section 6(b).

         7. CONFIDENTIAL INFORMATION; NON-SOLICITATION. (a) CONFIDENTIAL INFORMATION. Jeffries acknowledges that Jeffries may receive, or contribute to the production of, Confidential Information. For purposes of this Agreement, Jeffries agrees that "Confidential Information" shall mean information or material proprietary to Unison or designated as confidential information by Unison and not generally known by non-Unison personnel, which Jeffries develops or to which Jeffries obtains knowledge or access to through or as a result of Jeffries's relationship with Unison (including information conceived, originated, discovered or developed in whole or in part by Jeffries). Confidential Information includes, but is not limited to , the following types of information and other information of a similar nature (whether or not reduced to writing) related to Unison's business: discoveries, inventions, ideas, concepts, research, development, processes, procedures, "know-how", formulae,

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marketing  techniques and materials,  marketing and development plans,  business plans,  customer names and other information related to customers,  price lists,
pricing  policies,  methods  of  operation,   financial  information,   employee
compensation,  and computer programs and systems. Jeffries acknowledges that the
Confidential   Information  derives   independent   economic  value,  actual  or
potential,   from  not  being   generally   known  to,  and  not  being  readily
ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Information publicly known without breach of this Agreement that is generally employed by the trade at or after the time Jeffries first learns of such information, or generic information or knowledge which Jeffries would have learned in the course of his employment or work elsewhere in the trade, shall not be deemed part of the Confidential Information. Jeffries further agrees:

         (1) To furnish Unison on demand, at any time during or after employment, a complete list of the names and addresses of all present, former and potential suppliers, financing or leasing sources, patients, customers and other contacts gained while an employee of Unison in Jeffries' possession, whether or not in the possession or within the knowledge of Unison.

         (2) That all notes, memoranda, documentation and records in any way incorporating or reflecting any Confidential Information shall belong exclusively to Unison, and Jeffries agrees to turn over all copies of such materials in Jeffries' control to Unison upon request or upon termination of Jeffries' employment with Unison.

         (3) That while employed by Unison and thereafter Jeffries will hold in confidence and not directly or indirectly reveal, report, publish, disclose or transfer any of the Confidential Information to any person or entity, or utilize any of the Confidential Information for any purpose, except in the course of Jeffries' work for Unison.

         (4) That any idea in whole or in part conceived of or made by Jeffries during the term of his employment, consulting or similar relationship with Unison which relates directly or indirectly to Unison's current or planned lines of business and is made through the use of any of the Confidential Information of Unison or any of Unison's equipment, facilities, trade secrets or time, or which results from any work performed by Jeffries for Unison, shall belong exclusively to Unison and shall be deemed a part of the Confidential Information
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for purposes of this Agreement.  Jeffries hereby assigns and agrees to assign to
Unison all rights in and to such Confidential Information whether for purposes of obtaining patent or copyright protection or otherwise. Jeffries shall acknowledge and deliver to Unison (but at its expense) such written instruments and do such other acts, including giving testimony in support of Jeffries' authorship or inventorship, as the case may be, necessary in the opinion of Unison to obtain patents or copyrights or to otherwise protect or vest in Unison the entire right and title in and to the Confidential Information.

         (b) NON-SOLICITATION. During the term of Jeffries' employment by Unison and for a period of one year thereafter, Jeffries agrees that he shall not (for the purpose of or which results in competition with Unison or any of its affiliates or subsidiaries) either solicit any past or existing customers, patients or clients of Unison or any of its predecessors, affiliates or subsidiaries or use any Confidential Information; nor will he solicit for any purpose the employment of any employees of Unison or any of its affiliates or subsidiaries.

         (c) INJUNCTIONS.  It is agreed that the restrictions  contained in this
Section 7 are reasonable, but it is recognized that damages in the event of the breach of any of the restrictions will be difficult or impossible to ascertain; and, therefore, Jeffries agrees that, in addition to and without limiting any other right or remedy Unison may have, Unison shall have the right to an injunction against Jeffries issued by a court of competent jurisdiction enjoining any such breach without showing or proving any actual damage to Unison.

         (d) PART OF CONSIDERATION. Jeffries also agrees, acknowledges, convenants, represents and warrants that he is fully and completely aware, and further understands, that the foregoing restrictive covenants are an essential part of the consideration for Unison entering into this Agreement and that Unison is entering into this Agreement in full reliance on these acknowledgments, covenants, representations and warranties.

         (e) TIME AND TERRITORY REDUCTION. If the period of time and/or territory affected by the provisions of this Section 7 are held to be in any respect an unreasonable restriction, it is agreed that the court so holding may reduce the territory to which the restriction pertains or the period of time in

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which it operates  or may reduce both such  territory  and such  period,  to the minimum extent necessary to render such provision enforceable.

         (f) SURVIVAL. The obligations described in this Section 7 shall survive any termination of this Agreement or any termination of the employment relationship created hereunder.

         8. GOVERNING LAW AND VENUE. Arizona law shall govern the construction and enforcement of this Agreement, and the parties agree that any litigation pertaining to this Agreement shall be in courts located in Maricopa County, Arizona.

         9. CONSTRUCTION. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any party. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. All terms used in one number or gender shall be construed to include any other number or gender as the context may require. The parties agree that each party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendment hereto.

         10. NONDELAGABILITY OF JEFFRIES' RIGHTS AND UNISON'S ASSIGNMENT RIGHTS. The obligations, rights and benefits of Jeffries hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer. This Agreement shall be assigned automatically to any entity merging with or acquiring Unison or its business.

         11. SEVERABILITY. In the event any term or provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either
(a) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable or (b) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof.
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         12. ATTORNEYS' FEES. Except as otherwise  provided herein, in the event either party hereto institutes an action or other proceeding to enforce any rights arising out of this Agreement, the party prevailing in such action or other proceeding shall be paid all reasonable costs and attorneys' fees by the non-prevailing party, such fees to be set by the court and not by a jury and to be included in any judgment entered in such proceeding.

         13. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed duly given upon receipt if either personally delivered, sent by certified mail, return receipt requested, or sent by a nationally-recognized overnight courier service, addressed to the parties as follows:

        If to Unison:     Unison HealthCare Corporation
                          8800 N. Gainey Center Drive
                          Suite 245
                          Scottsdale, Arizona 85258
                          Attention: General Counsel

        If to Jeffries:   Michael A. Jeffries
                          Unison HealthCare Corporation
                          8800 N. Gainey Center Drive
                          Suite 245
                          Scottsdale, Arizona 85258

or to such other address as either party may provide to the other in accordance with this Section.

         14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements in regard thereto. No waiver of any rights under this Agreement shall be valid unless in writing and signed by the party to be charged with such waiver. No waiver of any term or condition contained in this Agreement shall be deemed or construed as a further or continuing waiver of such term or condition unless the waiver specifically provides otherwise.
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         IN WITNESS WHEREOF,  the parties have executed this Agreement as of the date first above written.


UNISON:                                     JEFFRIES:

UNISON HEALTHCARE CORPORATION              /s/ MICHAEL A. JEFFRIES
                                           ------------------------------
                                               Michael A. Jeffries
By: /s/ DAVID A. KREMSER
    ------------------------------
        David A. Kremser
        Chairman of the Executive
        Committee